Exhibit (k)(1)

                      FORM OF ADMINISTRATION AGREEMENT

     THIS ADMINISTRATION AGREEMENT (this "Agreement") is entered into as of the [ ] day of [ ], 2005 (the "Effective Date") by and between Goldman Sachs Hedge Fund Partners Registered Master Fund, LLC (the "Master Fund"), a Delaware limited liability company, and SEI Investments Global Fund Services, a Delaware business trust ("SEI").

     WHEREAS, the Master Fund is registered with the Securities and Exchange Commission (the "SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended (the
"Investment Company Act"); and

     WHEREAS, the Master Fund desires SEI to provide, and SEI is willing to provide, fund accounting, administrative, transfer agency and other services with respect to the Master Fund on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Master Fund and SEI, intending to be legally bound, hereby agree as follows:

     ARTICLE 1. Retention of SEI. The Master Fund hereby retains SEI to furnish to the Master Fund the fund accounting, administrative, transfer agency and other services as set forth in Exhibit A to this Agreement and in the second paragraph of Article 2 (collectively, the "Services") in accordance with the provisions of this Agreement. SEI hereby accepts such retention to perform the Services in accordance with the provisions of this Agreement. SEI shall, for all purposes herein, be deemed to be an independent contractor.

     ARTICLE 2. Administrative and Accounting Services. In performing its duties under this Agreement, SEI will act in accordance, and comply, with the Master Fund's limited liability company agreement (the "LLC Agreement"), Private Placement Memorandum, and Statement of Additional Information, as each may be amended, restated or supplemented from time to time (provided copies of such documents and the amendments thereto shall have previously been delivered to SEI). SEI (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Master Fund and (ii) shall not be obligated to provide any investment advisory services to the Master Fund, and shall have no liability with respect to investment advisory services or activities. SEI shall provide all necessary office space, equipment, personnel, compensation and facilities (including facilities for member or Board of Managers meetings or other similar meetings, as applicable) to perform the Services as contemplated in this Agreement. SEI may sub-contract with third parties to perform certain of the Services; provided, however, that SEI shall (i) remain responsible to the Master Fund for the acts and omissions of its subcontractors, other than the Third Party Vendors (as defined in Article 8 below), (ii) pay any fees charged by the subcontractor, and (iii) exercise reasonable care in the selection and continued appointment of any such subcontractor. Except with respect to any subcontractor the engagement of which is contemplated by Exhibit A of this Agreement, SEI shall not subcontract to a non-affiliated third party any Core Services without the prior written consent of the Master Fund, which consent shall not be unreasonably withheld or delayed, provided that SEI may, without the prior written consent of the Master Fund, engage Third Party Vendors to perform services that are not Core Services but that are necessary in order for SEI to perform Core Services including, without limitation, pricing, printing, postal or delivery, securities pricing, telecommunications, data feed, processing and settlement services. For purposes of this Article 2, the term "Core Services" shall mean the services described in Exhibit A of this Agreement under the headings "Administration Services," "Accounting Services" and "Investor Servicing and Reporting." In meeting its duties hereunder, subject to and in accordance with all of the terms and conditions of this Agreement, SEI shall have the general authority to do all acts deemed in SEI's good faith belief to be necessary, desirable or proper to perform its obligations under this Agreement.

         In connection with this Agreement, if requested by SEI, the Master Fund will promptly furnish SEI with copies, properly certified or authenticated, of the governing documents for the Master Fund and, such other existing documents as may be reasonably necessary to the performance by SEI of the Services to the Master Fund. The Master Fund shall promptly furnish to SEI any amendment or supplement to any documents so requested.

         Subject to the overall supervision of the Master Fund and to all applicable laws, SEI shall have, and is hereby granted, the authority, power, and right to act for the account of and in the name of the Master Fund to:

          (i) complete, sign, and submit subscription, redemption and transfer applications for investments, redemptions or transfers, as applicable, in the underlying funds, using such information as is available to SEI and/or provided by the Master Fund, in accordance with written instructions received from the Master Fund and in accordance with procedures of SEI which are reasonably designed to comply with applicable law and have previously been provided by SEI to the Master Fund. Any such instructions received by SEI from the Master Fund shall be in accordance with the Master Fund's investment objectives and policies, if any, as set out in the applicable governing documents for the Master Fund. SEI reserves the right to refuse to execute any particular subscription agreement or redemption request or such other document if such execution would violate applicable law or subject SEI to liability to a third party, in which case SEI will promptly notify the Master Fund in writing of such refusal and provide the Master Fund with a written explanation of the basis for such refusal; and

          (ii) solely as agent for the Master Fund, establish one or more deposit accounts with a banking institution previously approved by the Master Fund (such approval by the Master Fund not to be unreasonably withheld or delayed) into which subscription and redemption proceeds with respect to the Master Fund may be deposited or withdrawn from time to time, using reasonable procedures submitted by SEI and approved by the Master Fund (such approval not to be unreasonably withheld or delayed). The parties acknowledge that SEI is not acting as an investment adviser in connection with the activities described in this Article 2 or elsewhere in this Agreement.

     Upon reasonable (which need not be more than 10 business days') advance written notice by the Master Fund (such notice not to be delivered more often than once during a calendar year, provided that it may be given at such other times during a calendar year when the Master Fund determines in its reasonable, good faith judgment that there has been a substantial control breakdown with respect to, or impairment of, the Services, or in connection with an audit of the Master Fund by a governmental agency or self-regulatory organization), SEI shall permit representatives of the Master Fund or Goldman Sachs Hedge Fund Strategies LLC, the Master Fund's investment adviser (the "Adviser"), and/or one or more third party organizations assisting the Master Fund or the Adviser (provided that such third party organizations have agreed in writing to be bound by the provisions of Article 12(b) of this Agreement), and, if applicable, representatives of any governmental agency or self-regulatory organization that is conducting an audit of the Master Fund (collectively, the "Audit Team") to audit and verify SEI's operating environment and other areas of service to determine whether: (i) SEI is maintaining controls and security measures in accordance with the terms of this Agreement; (ii) SEI is performing the Services in accordance with the provisions of this Agreement; and (iii) SEI's invoices pursuant to the Agreement are correct, provided that any such audit shall not be conducted in a manner that is unreasonably disruptive to SEI's business and operations (subject, however, to the requirements of representatives of any governmental agency or self-regulatory organization that is conducting an audit of the Master Fund or the Adviser). In connection with any such audit, SEI shall provide the Audit Team with reasonable access during normal business hours to (i) the facilities where the Services are performed; (ii) SEI's personnel providing any of the Services; and (iii) data and records in the possession of SEI relating to any of the Services. SEI agrees to cooperate with and assist the Audit Team with such audit and shall, in a timely manner, furnish the members of the Audit Team with the information reasonably requested in connection with such audit. SEI shall cause its subcontractors to permit such audits and to provide such access and cooperation. SEI agrees that it shall, at least once each fiscal year, employ a qualified auditing firm to conduct a Type II SAS 70 audit of SEI's operations relating to the Services, and to provide a copy of such audit to the Master Fund.

     ARTICLE 3. Representations, Warranties and Covenants of SEI.
                ------------------------------------------------

     (a) SEI represents and warrants to the Master Fund that: SEI has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, generally enforceable against it in accordance with its terms.

     (b) SEI represents and warrants to the Master Fund that: SEI has obtained all consents or made all required filings with appropriate regulatory bodies (including the SEC and the National Association of Securities Dealers, Inc. (the "NASD")) to the extent necessary to carry out its business; SEI is not engaged in any legal proceeding or arbitration which, if resolved unfavorably, would materially and adversely affect the business or financial condition of SEI or SEI's ability to provide the Services in accordance with the terms of this Agreement; and SEI is not in default under any contractual or legal obligation whatsoever which materially and adversely affects, or is likely to materially and adversely affect, the business or financial condition of SEI or SEI's ability to provide the Services in accordance with the terms of this Agreement.

     (c) SEI covenants and agrees that it shall promptly notify the Master Fund of any matter known to SEI, which would materially and adversely affect SEI's performance of its duties and obligations under this Agreement, or which would cause any of the representations and warranties set forth in clause (a) of this Article 3 to no longer be true in all material respects.

     ARTICLE 4. Representations, Warranties and Covenants of the Master Fund.
                ------------------------------------------------------------

     (a) The Master Fund represents and warrants to SEI that: it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a legal, valid and binding obligation, generally enforceable against it in accordance with its terms.

     (b) The Master Fund represents and warrants to SEI that: it has obtained all consents or made all required filings with appropriate regulatory bodies (including the SEC and the NASD) to the extent necessary to carry out its business; it is not engaged in any legal proceeding or arbitration which, if resolved unfavorably, would materially and adversely affect its business or financial condition or its ability to perform its obligations in accordance with the terms of this Agreement; and it is not in default under any contractual or legal obligation whatsoever which materially and adversely affects, or is likely to materially and adversely affect its business or financial condition or its ability to perform its obligations in accordance with the terms of this Agreement.

     (c) The Master Fund covenants and agrees that SEI shall not be required to take any action under this Agreement which it determines, based on advice of counsel reasonably acceptable to the Master Fund, would not be in compliance with applicable law, in which case SEI will promptly notify the Master Fund of such determination in writing and provide the Master Fund with a written explanation of the basis for such determination. In the event SEI does not take an action required under this Agreement because such action would not be in compliance with applicable law (or otherwise pursuant to clause (i) of the penultimate paragraph of Article 2), the parties shall agree on a reasonable accommodation or solution that will provide the Master Fund to the extent reasonably possible the benefit of such action in compliance with applicable law; provided, however, that if after 45 days the parties are not able to reach in good faith a mutually satisfactory accommodation or solution and as a result SEI is no longer able to provide any Service or Services that is or are individually or in the aggregate material to this Agreement, the Master Fund shall have the right to terminate this Agreement on at least 45 days' written notice to SEI.

     (d) The Master Fund will promptly notify SEI of any matter known to it which would materially affect its performance of its duties and obligations under this Agreement, or which would cause any of its representations and warranties set forth in clause (a) of this Article 4 to no longer be true in all material respects.

     ARTICLE 5. Allocation of Charges and Expenses. SEI shall furnish at its own expense the executive, supervisory, clerical, and other personnel necessary to perform the Services in accordance with the terms of this Agreement. SEI shall also pay all compensation, if any, of officers of the Master Fund who are affiliated persons of SEI or any affiliated corporation of SEI; provided, however, that unless otherwise specifically provided, SEI shall not be obligated to pay the compensation of any employee of the Master Fund retained by the Master Fund or the Board of Managers of the Master Fund (the "Board of Managers") to perform services for the Master Fund (other than the Services to be provided by SEI hereunder). Other than the expenses that are specifically borne by SEI pursuant to this Agreement, SEI shall not be responsible for any expenses of the Master Fund, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the costs of pricing services, the costs of custodial and banking services, insurance, interest, brokerage costs, and all fees and charges of service providers to the Master Fund (other than the fees of a subcontractor engaged by SEI).

     ARTICLE 6. Compensation; Reimbursement of Expenses.
                ---------------------------------------

     (a) In consideration of SEI providing the Services, the Master Fund shall pay or cause to be paid to SEI the fees and other charges set forth in Exhibit B to this Agreement and as set forth in this Article 6. Such fees and other charges shall be paid monthly in arrears as promptly as practicable (but in any event within 15 business days) after the final net asset value of the Master Fund as of the applicable calendar month-end is determined in accordance with the LLC Agreement (unless otherwise specified in this Agreement). If the final net asset value of the Master Fund as of the applicable month-end cannot be so determined within 30 days after such month-end, the Master Fund shall in good faith estimate the fees and other charges payable for such month and shall pay the estimated fees and charges to SEI within 15 business days after the end of such 30-day period. Within 15 business days after determination of the actual final net asset value of the Master Fund as of the applicable month-end, SEI shall send to the Master Fund a written statement reconciling the estimated and actual fees and charges; and, if such reconciliation requires (i) the Master Fund to pay SEI additional fees and charges, the Master Fund shall pay such additional fees and charges to SEI within 15 business days after the receipt of such written statement, or (ii) SEI to credit the Master Fund with an overpayment of fees and charges, such credit shall be applied to the next payment of fees and charges by the Master Fund to SEI, provided that (x) if such overpayment exceeds the amount of the next payment to SEI, such excess amount shall promptly be repaid to the Master Fund, and (y) if such overpayment was made with respect to the final payment under this Agreement, the amount of such overpayment shall promptly be repaid to the Master Fund following the delivery of such written statement. Unless otherwise specified in this Agreement, all periodic charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

     (b) The fees paid to SEI for the Services are exclusive of out-of-pocket costs. The Master Fund shall reimburse SEI for all of its reasonable out-of-pocket expenses incurred in providing the Services including, without limitation, travel, lodging and living expenses of SEI employees in connection with attendance at meetings, if such attendance is requested by the Master Fund and is outside of the ordinary course of business of providing the Services or if the meetings are at sites other than in New York or New Jersey (e.g., the Master Fund will not be responsible for such expenses in connection with periodic onsite visits by SEI to the Master Fund's offices in Princeton, New Jersey or New York, New York, or regularly scheduled meetings of the Board of Managers or other governing body of the Master Fund, if any, that are held in New York or New Jersey), pricing service fees, copying, postage, fax, delivery, and telecommunication fees or charges, and any and all fees or charges arising from the use of any non-SEI technology systems or tools for the delivery of Services that are not used by SEI in the ordinary course of its business, provided that such non-SEI systems or tools are required to be used by the Master Fund and have previously been agreed to by the Master Fund. Upon request, SEI will provide the Master Fund with a schedule of charges for out-of-pocket expenses.

     (c) The fees and expenses payable to SEI pursuant to this Article 6 are exclusive of any applicable sales, use, gross receipts, excise or value-added taxes attributable to such fees or to the Services being provided hereunder (collectively, "Sales or Related Taxes"). If any Sales or Related Taxes become due, however levied or assessed, the Master Fund shall bear and be responsible for and pay the amount of any such tax or, if applicable, reimburse SEI for the amount of any such tax. Notwithstanding the foregoing, the parties agree that it shall be the responsibility of SEI, and not the Master Fund, to determine whether any Sales or Related Taxes are payable, and SEI shall be liable for the amount of any penalties, interest or charges relating to the nonpayment or delayed payment of any Sales or Related Taxes (unless any such penalty, interest or charge results from the delay of payment by the Master Fund following the 15th business day after the date on which SEI notifies the Master Fund in writing that such payment is due).

     ARTICLE 7. Standard of Care.
                ----------------

     (a) SEI shall be obligated to exercise reasonable care and diligence in the performance of its duties under this Agreement, to act in good faith in performing the Services.

     (b) SEI shall be protected (and not be liable to the Master Fund or any other person or entity) in acting upon and in accordance with any written instructions (including, without limitation, written instructions from the Master Fund of the type contemplated by the penultimate paragraph of Article 2 above, including clauses (i) an (ii) thereof), which SEI reasonably believes to be genuine and to have been signed or presented by the proper person or persons acting on behalf of the Master Fund. Nor shall SEI be held to have notice of any change of authority of any officers, employee or agent of the Master Fund until receipt of written notice thereof from the Master Fund. In addition, SEI shall be protected (and not liable to the Master Fund or any other person or entity) with respect to any action (i) that has been submitted in advance by SEI for review by the Master Fund and has been approved in writing thereby, or (ii) taken pursuant to and in accordance with procedures that have been mutually agreed in writing by SEI and the Master Fund, provided, in each case, that SEI shall not be protected with respect to, and shall remain liable for, any SEI Disabling Conduct as set forth in Article 8.

     ARTICLE 8. Limitation of Liability; Indemnification. The duties of SEI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against SEI hereunder. SEI shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment, or for any act or omission, including, without limitation, any act or omission in the performance of its duties under this Agreement, except to the extent liability or loss from the willful misfeasance, bad faith or negligence of SEI, or by reason of SEI's reckless disregard of its duties under this Agreement (collectively, "SEI Disabling Conduct"). As used in this Article 8, the term "SEI" shall include SEI, its affiliates and their respective directors, officers and employees. SEI shall not be responsible for the Master Fund's compliance with its applicable investment policies, and any laws and regulations governing the manner in which the Master Fund's assets may be invested, and shall not be responsible for any liabilities or losses attributable to non-compliance with such investment policies, laws and regulations.

     UNDER NO CIRCUMSTANCES SHALL SEI OR THE FUND BE LIABLE FOR ANY SPECIAL, INDIRECT PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS, INCOME, SAVINGS, BUSINESS, OR GOODWILL) IN CONNECTION WITH ANY MATTER ARISING UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (Collectively, "Consequential Damages").

     Subject to the disclaimer of Consequential Damages set forth above in this Article 8, the Master Fund assumes full responsibility for, and shall indemnify and hold SEI harmless from and against any and all actions, suits, proceedings and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, judgments, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) ("Liabilities") arising out of (i) any error of judgment of the Master Fund or SEI, any investment made by or on behalf of the Master Fund, or any act or omission of the Master Fund or SEI including, without limitation, any act or omission of SEI in the performance of its duties under this Agreement, except to the extent any such Liabilities result from any SEI Disabling Conduct, or (ii) the willful misfeasance, bad faith or negligence of the Master Fund. Notwithstanding anything in this Agreement to the contrary, for purposes of this Article 8, any Liability of SEI described in the preceding sentence that results from an arbitration award, judicial order, undisputed contractual obligation or a reasonable settlement by SEI, in each case, in connection with a claim by or dispute with a third party against SEI under an existing contractual obligation owing by SEI to such third party or under applicable law, rules or regulations, shall be deemed to be a direct damage (and, therefore, subject to the Master Fund's indemnification obligation under this Article 8) and shall not be considered Consequential Damages subject to disclaimer of Consequential Damages set forth above in this Article 8.

     Subject to the disclaimer of Consequential Damages set forth above in this Article 8, SEI assumes full responsibility for, and shall indemnify the Master Fund (including, for purposes of this paragraph, its affiliates and their respective directors, officers and employees) and hold them harmless from and against any and all actions, suits, proceedings and claims, whether groundless or otherwise, and from and against any and all Liabilities arising out of any SEI Disabling Conduct, including, without limitation, any error of judgment of SEI or any act or omission of SEI in the performance of its duties under this Agreement or otherwise, which, in each case, arise out of SEI Disabling Conduct. Notwithstanding anything in this Agreement to the contrary, for purposes of this Article 8, any Liability of the Master Fund described in the preceding sentence that results from an arbitration award, judicial order, undisputed contractual obligation or a reasonable settlement by the Master Fund, in each case, in connection with a claim by or dispute with a third party against the Master Fund under an existing contractual obligation owing by the Master Fund to such third party or under applicable law, rules or regulations, shall be deemed to be a direct damage (and, therefore, subject to SEI's indemnification obligation under this Article 8) and shall not be considered Consequential Damages subject to disclaimer of Consequential Damages set forth above in this Article 8.

     The indemnity and defense provisions set forth in this Agreement shall indefinitely survive the termination of this Agreement with respect to any event occurring during the Term of this Agreement.

     If a party hereto (an "Indemnifying Party") is asked to indemnify another party hereto (an "Indemnified Party") pursuant to this indemnification provision, the Indemnifying Party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by such Indemnifying Party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld. In the event that the Indemnified Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If an Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party if otherwise required to do so under this Article 8.

     SEI may apply to the Master Fund at any time for instructions and may, with the prior consent of the Master Fund, which consent may not be unreasonably withheld, consult counsel for the Master Fund or its own counsel and with accountants and other experts, in each case with an expertise in the subject matter of such consultation, with respect to any matter arising in connection with SEI's duties, and SEI shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Nothing herein shall make SEI liable for the performance or omissions of unaffiliated third parties not under SEI's reasonable control that may be engaged by SEI to perform services that are necessary in order for SEI to provide Services, but are not specifically described as Services on Exhibit A including, without limitation, unaffiliated third party vendors not under SEI's reasonable control who provide pricing, printing, postal or delivery, securities pricing, telecommunications, data feed, processing and settlement services ("Third Party Vendors"); provided, however, that SEI shall remain liable for the acts and omissions of sub-contractors who are not Third Party Vendors as provided in Article 2. In addition, nothing herein shall make SEI liable for the performance or omissions of custodians, investment advisers or sub-advisers.

     SEI and the Master Fund shall have a duty to mitigate damages for which any other party is liable under this Article 8.

     ARTICLE 9. Valuation. SEI is entitled to rely on the price information provided by the underlying funds into which the Master Fund invests, or their administrators, brokers and custodians in order to calculate the Master Fund's net asset value (and the value of capital accounts of the Master Fund's members or interests in the Master Fund based upon such valuation) and SEI shall not be liable for any valuation errors to the extent resulting from the use of such information. If the Master Fund (including the Board of Managers or the Master Fund's valuation committee (the "Valuation Committee")) has determined that an underlying fund should be valued differently than the prices provided by the underlying fund, administrator, brokers or custodians, the price provided by the Master Fund will be used to calculate the Master Fund's net asset value (and the value of capital accounts of the Master Fund's members or interests in the Master Fund based upon such valuation), and SEI shall not be liable for any valuation errors to the extent resulting from the use of such information.

     ARTICLE 10. Duration and Termination of this Agreement.
                 ------------------------------------------

     (a) This Agreement shall be in effect through and including the one-year anniversary of the date of the initial sale of Interests in the Master Fund to a party other than the Adviser or The Goldman Sachs Group, Inc. (the "Initial Term"). After the Initial Term, the term of this Agreement will automatically renew for additional one-year renewal terms (a "Renewal Term"; each Renewal Term and the Initial Term, being referred to herein as a "Term") unless either SEI or the Master Fund gives written notice to the other party at least 90 days prior to the date on which the Initial Term or the then-current Renewal Term is scheduled to expire, that the notifying party has elected to let such Term expire. Each Renewal Term shall be upon the same terms and conditions as were in effect during the Initial Term, with respect to the first Renewal Term, or immediately preceding Renewal Term, in the case of the second and subsequent Renewal Terms. This Agreement may be terminated only: (i) by SEI or the Master Fund in accordance with the provisions of Article 10(a); (ii) by the Master Fund in accordance with the provisions of Article 4(c), or by any party in accordance with the provisions of Article 21; (iii) by SEI on such date as is specified in written notice given by SEI, in the event of a breach of one or more provisions of this Agreement, which are individually or in the aggregate material to this Agreement, in any material respect by the Master Fund, provided SEI has notified the Master Fund of the breach at least 90 days prior to the specified date of termination and the Master Fund has not remedied such breach within 45 days of the date of such notice is received by the Master Fund; or (iv) by the Master Fund on such date as is specified in written notice given by the Master Fund, as applicable, in the event of a breach of one or more provisions of this Agreement, which are individually or in the aggregate material to this Agreement, in any material respect by SEI, provided the Master Fund has notified SEI of the breach at least 90 days prior to the specified date of termination and SEI has not remedied such breach within 45 days of the date of such notice is received by SEI. Subject to the provisions of Section 10(b), this Agreement shall terminate upon the dissolution, liquidation, winding-up or termination of the Master Fund. Without in any way limiting the generality of clause (iv) of the preceding sentence or defining the term "material" for any purpose under this Agreement, the parties understand and agree that a breach by SEI of its obligations under Article 12 of this Agreement relating to the confidentiality of Protected Personal Information (as defined in Section 12(a) below) shall be deemed to be a "material breach of this Agreement" within the meaning of clause (iv) of the previous sentence if such a breach results in a member whose Protected Personal Information was the subject of such breach requesting in writing the withdrawal or redemption from the Master Fund all of the amounts invested by such member within 60 days after the breach was first made known to such member.

     (b) The expiration or termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such expiration or termination. The provisions of Articles 6 (only with respect to amounts owing with respect to periods to and including the expiration date or termination date), 7, 8, 9, 10,12, 16 through 28 shall survive the termination or expiration of this Agreement.

     ARTICLE 11. Activities of the Parties. The services of SEI rendered hereunder are not to be deemed to be exclusive. SEI is free to render such services to others and to have other businesses and interests. SEI shall not be deemed to be an exclusive service provider to the Master Fund and the Master Fund is free to retain additional service providers at any time in its sole discretion.

     ARTICLE 12. Confidentiality.
                 ---------------

     (a) SEI agrees on behalf of itself and its employees and officers to treat confidentially all records and other information relative to the Master Fund and its beneficial holders received by SEI in connection with this Agreement, including any Protected Personal Information and that it shall not use or disclose any such information to any person or entity including, without limitation, employees or officers of SEI or its affiliates except for the purpose of carrying out the terms of this Agreement; provided, however, that SEI may disclose such information (i) as required by applicable law (including, without limitation, if compelled by a court or regulatory body with proper jurisdiction), or (ii) after prior notification to and approval in writing by the Master Fund. "Protected Personal Information" shall mean information pertaining to investors in the Master Fund that: (i) with respect to U.S. investors , falls within the definition of "nonpublic personal information" as that term is defined in
Section 6809(4) of the Gramm-Leach-Bliley Act; (ii) with respect to investors within the European Union, falls within the definition of "personal data" or "sensitive personal data" as those terms are used in Directive 95/46/EC or any local laws implementing such directive; and (iii) with respect to investors in countries outside of United States and the European Union having data protection or privacy laws, including without limitation, Australia, Canada, Hong Kong, Japan and Switzerland, information that falls within the definition of any comparable terms used in the applicable data protection or privacy laws of such country (comparable to the defined terms described in the preceding clauses (i) and (ii)).

     (b) The Master Fund agrees on behalf of itself and its employees and officers to treat confidentially all records and other information relative to SEI received by the Master Fund in connection with this Agreement, including any trade secrets or proprietary information, and that it shall not use or disclose any such information except in a manner consistent with its business relationship with SEI and the terms of this Agreement; provided, however, that the Master Fund may disclose such information (i) as required by applicable law (including, without limitation, if compelled by a court or regulatory body with proper jurisdiction) or (ii) after prior notification to and approval in writing by SEI.

     (c) SEI further agrees that at all times it and its affiliates shall
(i) only process or use Protected Personal Information for the purpose of providing the Services and performing its obligations pursuant to this Agreement; (ii) take reasonable security, technical security and organizational measures against unauthorized access to, or unauthorized alteration, disclosure or destruction of Protected Personal Information, in particular where processing of such data involves the transmission of such data over a network, against the accidental loss or destruction of personal data and against all other unlawful forms of processing; (iii) take reasonable steps to ensure that persons employed by SEI or its affiliates and other persons at the place of work of SEI or its affiliates or in contact with the Protected Personal Information at SEI's behest, are aware of, and comply with, the relevant measures as described in clause (ii) above; and (iv) process the Protected Personal Information in a form which permits the identification of a client for no longer than is necessary for the purposes of the Services to be provided pursuant to this Agreement.

     (d) In the event that SEI discloses any Protected Personal Information in violation of this Article 12, SEI agrees to promptly notify the Master Fund of such disclosure and to promptly meet with the Master Fund, if the Master Fund so requests, to discuss the circumstances relating to such violation and the actions being taken by SEI to prevent additional such violations. If the Master Fund requests, SEI shall promptly make available to the Master Fund a senior executive of SEI who is familiar with the circumstances of such violation.

     (e) SEI shall cause each of its and its affiliates' employees who is either assigned to SEI's "Alternative Investments Operations" or who regularly as part of his or her assigned responsibilities may access Protected Personal Information including, without limitation, employees assigned to SEI Trust Operations, to go through background testing that meets standards previously provided to SEI in writing by the Master Fund ("Required Background Testing"), and shall only provide access to Protected Personal Information to those employees who (i) successfully complete the Required Background Testing, or (ii) have been approved in advance by the Master Fund, notwithstanding a failure to successfully complete the Required Background Testing.

     ARTICLE 13. Certain Records. SEI shall maintain customary records in connection with its duties as specified in this Agreement including, but not limited to, those records set forth in Rules 31a-1 and 31a-2 under the Investment Company Act and such other records as may be customary for a registered investment company to maintain. Any records prepared or maintained by SEI on behalf of the Master Fund shall be prepared and maintained at the expense of SEI, but shall be the property of the Master Fund and will be made available to or surrendered promptly to the Master Fund or its representatives on request.


     In case of any request or demand for the inspection of such records by another party, SEI shall notify the Master Fund and follow the Master Fund's instructions as to permitting or refusing such inspection; provided that SEI may exhibit such records to any person as required by applicable law (including, without limitation, if compelled by a court or regulatory body with proper jurisdiction).

     ARTICLE 14. Compliance With Governmental Rules and Regulations. SEI undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by SEI hereunder.

     ARTICLE 15. Internet Access. Data and information may be made electronically accessible to the Master Fund through Internet access to one or more links provided by SEI ("Web Links"). All rights in Web Links (including text and "look and feel" attributes) are owned by SEI (other than any intellectual property incorporated in the Web Links which is owned by the Master Fund or their affiliates). Any commercial use of the content or any other aspect of the Web Link requires the written permission of SEI. Use of the Web Links by the Master Fund or its agents will be subject to any reasonable and customary terms of use set forth on the web site, which must be consistent with the provisions of this Agreement. To the extent Web Links contain information or data that has not been processed or otherwise provided by SEI, its affiliates and its subcontractors pursuant to this Agreement, the information and data contained in the Web Links are presented "AS IS," WITHOUT EXPRESS OR IMPLIED WARRANTIES OF ANY KIND INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     ARTICLE 16. Agreement for Sole Benefit of the Parties. This Agreement is for the sole and exclusive benefit of the parties hereto and will not be deemed to be for the direct or indirect benefit of any person or entity that is not a party hereto, including investors in the Master Fund. The clients or customers of SEI or the Master Fund that are not parties hereto (including investors in the Master Fund) will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the parties by reason of this Agreement.

     ARTICLE 17. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be waived only by an instrument in writing signed by the party against which enforcement of such waiver is sought, and may only be changed by mutual written agreement of the parties.

     ARTICLE 18. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that the Master Fund agrees not to unreasonably withhold its consent to an assignment or delegation by SEI of all or part of its rights, responsibilities, or duties hereunder to any subsidiary, parent or affiliate of SEI upon the provision of prior notice to the Master Fund, provided that no such assignment or delegation will relieve SEI of any of its obligations hereunder. Such assignment or delegation will be valid only so long as the assignee or delegate remains a subsidiary, affiliate or parent of SEI and in the event of any such assignment, SEI will remain responsible for the acts of any such entity to whom it makes such assignment.

     ARTICLE 19. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     ARTICLE 20. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Master Fund, c/o Goldman Sachs Hedge Fund Strategies LLC, at 701 Mt. Lucas Road, Princeton, New Jersey 08590,
Attention: General Counsel; and if to SEI at One Freedom Valley Drive, Oaks, Pennsylvania, 19456 Attention: General Counsel.

     ARTICLE 21. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without gross negligence, willful misconduct or bad faith, or reckless disregard of its duties under this Agreement, of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will (i) when the cause arises, give to the other party prompt notice of the facts which constitute such cause; (ii) when the cause ceases to exist, give prompt notice thereof to the other party; and (iii) promptly take reasonable steps to mitigate the adverse effects of the cause on the other party during the force majeure event. If the force majeure event continues for more than 14 days after the commencement of the force majeure event, any party hereto may terminate this Agreement by giving 30 days' notice in writing to the other party, provided such notice is given while such force majeure event is continuing.

     ARTICLE 22. Equipment Failures. In the event of equipment failures beyond SEI's control (including, without limitation, a failure that result in a disruption of the Web Links) SEI shall notify the Master Fund and take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto, provided that SEI shall have developed and maintained a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available and that such failure shall not have been caused by SEI Disabling Conduct.

     ARTICLE 23. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

     ARTICLE 24. Governing Law; Venue; Waiver of Trial By Jury. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. The parties agree that all actions and proceedings arising out of, under or in connection with this Agreement shall be brought in and be subject to the jurisdiction of a court of the State of New York or the United States District Court for the Southern District of New York located in the City of New York, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding and waive to the fullest extent permitted by law any objection that they may now have or hereafter have to the laying of venue of any such action or proceeding in such manner, including any claim that such action or proceeding has been brought in an inconvenient forum. THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDINGS OR LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

     ARTICLE 25. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 26. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

     ARTICLE 27. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     ARTICLE 28. Prevention of Money Laundering.
                 ------------------------------

     (a) If required by the Regulations (as defined below), the Master Fund, as applicable, shall verify the identity of the investors in the Master Fund in accordance with such Regulations and shall maintain such identification verification records to the extent required by such Regulations. For purposes of this Article 28, the term of "Regulations" shall mean the provisions of the USA Patriot Act, the regulations administered by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC") and all other U.S. and non-U.S. anti-money laundering laws, statutes, and regulations, which are, in each case, applicable to SEI, or the Master Fund.

     (b) If required by the Regulations, SEI shall:

          (i) maintain transactional records in accordance with the requirements of the Regulations; and

          (ii) (1) verify that investors in the Master Fund are not designated nationals and/or blocked persons as identified on the OFAC list maintained by the US Department of Treasury (found currently at http://www.treas.gov.ofac);

               (2) pursuant to the Regulations, report any information or other matter which comes to its attention relating to any person that SEI knows or suspects is engaged in money laundering, to FinCEN; and

               (3) perform any other functions required by the Regulations.

     (c) The Master Fund and SEI understand and agree that the Master Fund (or one or more of its affiliates) shall perform such anti-money laundering compliance procedures with respect to the Master Fund as it reasonably determines are required to be performed by the Master Fund pursuant to the Regulations, (ii) take reasonable steps to cooperate with SEI to enable SEI to engage in the activities described in clause (b) above, and (iii) ultimately be responsible for ensuring that the Master Fund is compliant with the Regulations. SEI agrees to certify to the Master Fund annually that it has implemented an anti-money laundering program to the extent required by the Regulations and that it will perform the applicable anti-money laundering functions described in paragraph (b) above if applicable. The Master Fund agrees to certify annually that it has implemented an anti-money laundering program to the extent required by the Regulations and that it will perform the applicable anti-money laundering functions described in paragraph (a) above if applicable.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



GOLDMAN SACHS HEDGE FUND PARTNERS
REGISTERED MASTER FUND, LLC


By:
   ---------------------------------------
   Name:
   Title:


SEI INVESTMENTS GLOBAL FUND SERVICES


By:
   ---------------------------------------
   Name:
   Title:

                                 EXHIBIT A

                                The Services
                                ------------

ADMINISTRATION SERVICES:

     (1) SUPPLY STATISTICAL DATA - supply various normal and customary statistical data as may be reasonably requested by the Master Fund on an ongoing basis. Subject to the terms of the Agreement (including, without limitation, Article 2 (other than the provision thereof requiring SEI to obtain consent for use of certain subcontractors)), the Master Fund acknowledges and agrees that SEI may, at its own expense, engage Third Party Vendors to provide data that may be required for purposes of providing the Services described in this paragraph (1).

     (2) PREPARATION OF FINANCIAL STATEMENTS AND COORDINATE ANNUAL MASTER FUND AUDITS, CAPITAL STATEMENTS, INVESTOR REPORTS AND GOVERNMENTAL OR REGULATORY REPORTS AND FILINGS - prepare all financial statements and required footnote disclosures and capital statements, including annual (audited), semi-annual and quarterly, in accordance with U.S. generally accepted accounting principles; provide liaison with auditors, coordinate annual audits of financial statements with external audit firm; send financial statements to investors via mail, and complete necessary audit assistance tables; coordinate the preparation of such reports and filings as may be required by any governmental or regulatory authority with jurisdiction over the Master Fund, including, but not limited to, the filing of Forms N-SAR and N-CSR with the SEC; and prepare such additional financial or statistical information as may be required for the proper completion of any such reports or filings, and arrange for filing thereof with the appropriate authority. SEI will also make certifications in connection with such periodic reports that are substantially similar to the certifications that will be required to be made in connection with such reports by the officers of the Master Fund pursuant to the Sarbanes-Oxley Act of 2002.

     (3) MANAGE THE TENDER OFFER PROCESS - manage the tender offer process in connection with periodic repurchases of Interests by the Master Fund, including overseeing the preparation, filing and distribution of tender offer documents, tracking member responses and tabulating tender offer results.

     (4) FACILITATE PREPARATION OF FEDERAL, STATE, AND LOCAL INCOME TAX RETURNS - maintain and provide the information reasonably necessary in a format acceptable to the Master Fund and the auditors of the Master Fund in order to facilitate the preparation of federal, state, and local income tax returns prepared by the auditors.

     (5) COORDINATE CONTRACTUAL SERVICE PROVIDERS - coordinate contractual relationships and communications between the Master Fund and its contractual service providers, related to the delivery and performance of the Services.

     (6) LEGAL SUPPORT AND BOARD OF DIRECTOR SUPPORT - review legal documents, consult on fund legal issues, and anti-money laundering requirements. Provide, develop or assist in developing policies and procedures relating to operations. Monitor compliance procedures for, among other matters, adherence to investment objectives, policies, restrictions, and applicable laws and regulations if previously requested to do so by the Master Fund, it being acknowledged by the Master Fund that the Adviser and/or its affiliates will also be providing such services to the Master Fund and are responsible for such compliance procedures and adherence to investment objectives, policies, restrictions, and applicable laws and regulations. Provide accounting and financial information for the Board of Managers, provide venue for meetings, coordinate the schedule, agenda and production of meeting materials, attend meetings, if necessary. Subject to the terms of the Agreement (including, without limitation, Article 2 (other than the provision thereof requiring SEI to obtain consent for use of certain subcontractors)), the Master Fund acknowledges and agrees that SEI may, at its own expense, engage legal service providers to assist SEI in providing such the Services described in this paragraph (6).

     (7) MASTER FUND PERFORMANCE REPORTING - calculate daily, monthly, quarterly, year-to-date and, to the extent the necessary data has been provided to SEI, inception to date, net rates of return, compare returns to relevant benchmarks and/or to Third Party Vendors.

     (8) INCOME AND EXPENSE REVIEWS - implement expense budgets prepared by the Master Fund, set expense accruals, monitor fund expense caps, calculate any fee reductions or rebates, pay fund expenses after approval by the Master Fund, evaluate budget to monitor that expenses charged are consistent with contractually agreed amounts.

     (9) TAX SUPPORT - provide, in sufficient detail and in a format reasonably acceptable to the Master Fund's external auditors, portfolio lot level trade activity and any other report and information necessary for the tax year to support the tax analysis, adjustment analysis, and tax form preparation by the external audit firm if such other report or information is customarily provided by fund administrators and such report or information may be generated by SEI with commercially reasonable efforts; provide investor break period capital activity, ownership percentages and book basis allocations to support the tax allocation preparation by the external audit firm; and provide investor demographic information to support the tax form preparation by the Master Fund's external audit firm.

     (10) MASTER FUND INVESTMENT DOCUMENTS - prepare, sign and distribute fund investment subscriptions, additional contributions, redemption requests, transfer documentation, re-registration forms and proxy voting responses on an ongoing basis upon written instruction from the Master Fund in accordance with the terms of the Agreement.

     (11) MONEY MOVEMENT - make all necessary payments on behalf of the Master Fund using funds available in the Master Fund's bank accounts upon proper instructions from the Master Fund, including in connection with investments, and payments of redemption proceeds and other expenses in accordance with the terms of this Agreement.

     (12) LEVERAGE FACILITIES - Record all necessary borrowing requests initiated by the Master Fund under credit or other leverage facilities (whether in the form of indebtedness for borrowed money, derivative instruments or otherwise) to cover cash requirements of the Master Fund. Calculate accrued interest and commitment fees and make payments in accordance with the terms of the leverage facilities. Apply available cash to reduce outstanding borrowings where instructed to do so by the Master Fund.

ACCOUNTING SERVICES:

     (1) CALCULATION OF DAILY ESTIMATED NET ASSET VALUE - calculate daily estimated NAV in accordance with accounting policies established by the Master Fund and provided to SEI by compiling available information regarding the investments of the underlying funds and managers, updating market value of investments through standard pricing agents, and appropriate pricing services, and information provided by the Master Fund and its delegates. Enter manual prices where necessary, review changes in NAV for reasonableness, check individual security price variations, and complete variance analysis on currency exchange rates via automated reporting. Calculate daily income and expense accruals (including but not limited to administration fees, incentive fees and management fees) and realized and unrealized gain/loss, and record other expense accruals.

     (2) CALCULATE MONTHLY ADJUSTED ESTIMATED AND FINAL NET ASSET VALUE - Calculate the adjusted estimated (based on final estimated valuations received by the underlying funds and managers) and final NAVs for the Master Fund as of each month-end (and at such other times as may be required pursuant to the governing documents) by compiling available information regarding the investments of the underlying funds and managers, updating market value of investments through standard pricing agents, and appropriate pricing services, and information provided by the Master Fund and its delegates in accordance with the LLC Agreement, and such reasonable valuation procedures as may be adopted from time to time by the Master Fund and that have previously been provided to SEI. Enter manual prices where necessary, review changes in NAV for reasonableness, check individual security price variations, and complete variance analysis on currency exchange rates via automated reporting. Calculate daily income and expense accruals (including but not limited to administration fees, incentive fees and management fees) and record other expense accruals. If requested by the Master Fund, compare estimated NAVs and final NAVs provided by underlying funds (or their designees) and report discrepancies.

     (3) RECONCILE BROKER STATEMENTS - to the extent available, review and reconcile broker statements on a daily basis for positions, cash balances, and transaction activity, and report to the Master Fund any items deemed unusual in accordance with procedures to be agreed upon between SEI and the Master Fund.

     (4) RECONCILE BANK STATEMENTS - review and reconcile bank statements on a daily basis for cash balances and transaction activity and report to the Master Fund any items deemed unusual in accordance with procedures agreed between SEI and the Master Fund. Determine and report cash balances to the Master Fund.

     (5) PARTNERSHIP ACCOUNTING RECORDS - in accordance with the LLC Agreement, allocate book basis profit and loss, maintain side-pocket or designated capital accounts, calculate incentive / performance re-allocation fee for each capital account, track high-water-mark and loss recovery accounts.

     (6) VERIFICATION AND RECORDING OF ALL INCOME ACCRUALS FOR FIXED INCOME ISSUES - record daily interest and amortization on securities, verify all interest and amortization calculations, reconcile all coupon payments to the prime broker / custody agent.

     (7) MONITORING INDIVIDUAL EQUITY SECURITIES FOR CORPORATE ACTIONS AND CAPITAL CHANGES - if applicable, monitor corporate action information received from pricing agents, interface with prime broker to monitor timely collection and postings or corporate actions, perform mark-to-market analysis on exchange rate fluctuations of unsettled corporate actions, calculate and record foreign withholding tax for the Master Fund.

     (8) ENTERING ALL SECURITY TRANSACTIONS INTO ACCOUNTING RECORDS - receive and record all transactions from the Master Fund (or agent), if applicable, verify security settlements with prime broker, maintain a ledger of transactions, maintain individual tax lots for each security purchase / sale, determine realized gains/loss on security trades, provide brokerage commission reporting, and provide currency exchange rate realized and unrealized gain/loss detail.

     (9) ENTERING ALL INVESTOR TRANSACTIONS INTO ACCOUNTING RECORDS - act as transfer agent of the Master Fund, maintain Master Fund's transfer records, process all activity identified on the transfer records, reconcile all outstanding capital account balances to the transfer records, and reconcile all other capital changes.

     (10) SUBMISSION OF ACCOUNTING REPORTS TO MASTER FUND (ADDITIONAL REPORTS AVAILABLE) - portfolio valuation (listing of holdings, cost basis, market value, unrealized appreciation / depreciation, and percentage of portfolio), net asset value calculation, expense summary, income statement, balance sheet, statement of changes in net assets, reconciliation reports and other supporting schedules as required.

INVESTOR SERVICING AND REPORTING:

     (10) PROCESSING & REPORTING OF INVESTOR ACTIVITY - process new issues, subscriptions, repurchases and transfers in accordance with the Agreement, instruct money movements related to investor transactions, interface with custody agent/prime broker, confirm transactions to investors, retain correspondence and other information pertaining to investor registry, and mail account statements, notice of meetings, and reports to investors.

     (11) MAINTAIN MASTER FUND INVESTOR RECORDS AND PROVIDE INVESTOR REPORT SERVICES - maintain investor registry and investor files (including information regarding associated parties to which such investors has requested reports to be sent). Provide statements to investors (and their associated parties) on a monthly basis or as frequently as may otherwise be agreed that set forth the value of an investor's interest. Provide investors (and their associated parties) with other quarterly and annual reports deemed necessary or advisable by the Master Fund.

     (12) INVESTOR SUPPORT SERVICES - if requested by the Master Fund, and at the direction thereof, assist with investor (and associated party) inquiries and document requests, including inquiries regarding capital account balances and transactions. Monitor for, and assist in compliance with, agreements between the Master Fund and Master Fund investor previously provided to SEI.

Subject to the terms of the Agreement (including, without limitation, Article 2 (other than the provision thereof requiring SEI to obtain consent for use of certain subcontractors)), the Master Fund acknowledge and agree that SEI may, at its own expense, subcontract typesetting, printing and mailing/distribution services to Third Party Vendors.

SEI shall also provide such additional services in connection with the ongoing operations of the Master Funds as may be reasonably requested by the Master Fund and that are customarily provided by administrators of funds of funds/managers (i) as of the Effective Date, and (ii) from time to time following the Effective Date to the extent that the performance of the services to be provided pursuant to this clause (ii) do not result in any additional significant expense to SEI. SEI shall also perform all actions necessary in order to perform the Services described herein in accordance with the terms of the Agreement whether or not any such action is specifically described or referenced herein.

                                 EXHIBIT B

                                Fee Schedule
                                ------------


ADMINISTRATION AND ACCOUNTING FEE:

Annual Asset Based Fee:

     The Administration and Accounting Fee payable each calendar month shall be equal to 1/12th of the amount stated below, based upon the net assets of the Master Fund as of such month end.

        --------------------------------------------

           6 Basis Points







        --------------------------------------------


TAX SERVICES:

     1065 Return and K-1s will be coordinated with audit firm.

REASONABLE OUT OF POCKET EXPENSES:

     Out of pocket expenses incurred by SEI on behalf of the Master Fund that are payable or reimbursable under the terms of the Agreement will be billed to the Master Fund quarterly in arrears.